Brian Smith
ESI
503-672-5760
smithb@esi.com

ESI Announces Definitive Agreement to Acquire Topwin Optoelectronics

PORTLAND, Ore. - November 13, 2014 - Electro Scientific Industries, Inc. (Nasdaq: ESIO), the premier source for innovative laser-based manufacturing solutions for the microtechnology industry, today announced that it has entered into a definitive agreement to acquire Wuhan Topwin Optoelectronics Technology Co., Ltd. (Topwin). The acquisition brings together the deep technology expertise in laser microfabrication from ESI, and one of the fastest growing, innovative laser design and manufacturing systems companies in China.

Topwin brings a solid portfolio of mid-range laser technology products that serve the needs of the consumer electronics industry in ITO patterning, PCB cutting, precision welding, and a variety of marking and cutting applications. Designed in China for the China market, these products deliver excellent capability in a low-cost platform. Topwin is located in Wuhan, Hubei Province, China, the heart of China’s Opto-electronics knowledge center.

"To compete and win in the fast-moving China market, ESI must design, build, and sell locally. The acquisition of Topwin gives us that immediate capability and significantly expands our footprint in China, the largest laser systems market in the world," stated Edward C. Grady, CEO of ESI. "With complementary capabilities, this acquisition expands our product portfolio, enables faster time to market and allows ESI to provide a more complete set of laser-based manufacturing solutions consistent with our focus on total-cost-of-ownership, to customers in China and throughout the region."

"We are pleased to join ESI as an essential part of the overall business across the Asia-Pacific region. Our design and manufacturing expertise with a deep understanding of the specific China market requirements, coupled with ESI’s strong technology and global reach, creates an unparalleled opportunity to address the growing market for laser microfabrication tools," said Dr. Hu Bing, General Manager of Topwin. "We believe joining ESI creates the best result for existing and future customers, employees and shareholders of both companies, and represents a significant step forward in expanding the use of our capabilities in China and across the region."

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The transaction is subject to customary government approvals and is expected to close in the first calendar quarter of 2015.

About ESI, Inc.
ESI’s integrated solutions allow industrial designers and process engineers to control the power of laser light to transform materials in ways that differentiate their consumer electronics, wearable devices, semiconductor circuits and high-precision components for market advantage. ESI’s laser-based manufacturing solutions feature the micro-machining industry’s highest precision and speed, and lowest total cost of ownership. ESI is headquartered in Portland, Ore., with global operations from the Pacific Northwest to the Pacific Rim. More information is available at www.esi.com.

Forward-Looking Statements
This press release includes forward-looking statements about the expected timing of closing and the markets we serve. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the risk that the transaction fails to close; the risk that we fail to successfully integrate the Topwin business.

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